Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Houston, Texas
March 8, 2017
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported a net loss attributable to the Company for its fourth quarter ended December 31, 2016 (“current quarter”) of $5.5 million, or $0.27 per diluted share, on operating revenues of $56.3 million compared to a net loss of $3.4 million, or $0.17 per diluted share, on operating revenues of $73.9 million for the quarter ended December 31, 2015 (“prior year quarter”). The Company also reported a net loss attributable to the Company of $8.0 million, or $0.39 per diluted share, for the year ended December 31, 2016 (“current year”) on operating revenues of $247.2 million compared to net income of $8.7 million, or $0.42 per diluted share, on operating revenues of $281.8 million for the year ended December 31, 2015 (“prior year”).
During the second quarter of 2016, the Company and its partner in Aeróleo Taxi Aéreo S/A (“Aeróleo”) each contributed notes payable to them by Aeróleo as a contribution of additional capital into Aeróleo.  As a result of this transaction, the Company reduced its total debt by the $6.3 million of notes that were contributed by its partner in Aeróleo and recorded a $6.3 million loss attributable to noncontrolling interest in a subsidiary, which increased net income attributable to the Company by the same amount.  Excluding the impact of this transaction, net loss attributable to the Company would have been $14.3 million, or $0.70 per diluted share, in the current year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $9.4 million in the current quarter compared to $16.8 million in the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $8.6 million in the current quarter compared to $16.3 million in the prior year quarter. Gains on asset dispositions were $0.8 million in the current quarter compared to $1.0 million in the prior year quarter. Special items in the prior year quarter consisted of a $1.4 million gain on debt extinguishment related to the repurchase of a portion of the 7.750% Senior Notes and a $1.9 million goodwill impairment charge. There were no items classified as special items in the current quarter.
During the current quarter, the Company identified certain accounting adjustments that were immaterial to its results of operations for the current year and to prior periods, and these corrections were recorded in the current quarter. The impact of these accounting corrections on the operating results for the current quarter was: a $1.7 million decrease in operating income, including a $2.0 million increase in operating expense, a $0.5 million decrease in depreciation expense and a $0.3 million decrease in gains on asset dispositions; a $1.0 million increase in net loss; and a $0.05 increase in net loss per diluted share. In addition, these corrections resulted in a $2.1 million decrease in EBITDA. Excluding the impact of these prior-period accounting adjustments, EBITDA in the current quarter would have been $11.5 million.
EBITDA was $47.6 million in the current year compared to $81.7 million in the prior year. EBITDA adjusted to exclude gains on asset dispositions and special items was $42.3 million in the current year compared to $63.0 million in the prior year. Gains on asset dispositions were $4.8 million in the current year compared to $6.0 million in the prior year. Special items in the current year consisted of a $0.5 million gain on debt extinguishment related to the repurchase of a portion of the 7.750% Senior Notes. Special items in the prior year consisted of a $12.9 million gain on the sale of the Company’s fixed base operations (“FBO”) in Alaska, $1.6 million in gains on debt extinguishment and the $1.9 million goodwill impairment charge noted above.
“Despite the very challenging industry conditions prevalent in 2016, Era’s efforts to maximize fleet utilization, control costs, proactively manage capital commitments, realize value from the sale of underutilized equipment and protect our balance sheet resulted in the generation of over $45 million of net cash flows from operating and investing activities and a $55 million reduction in net debt,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “In addition, we believe the recent amendment to our credit facility helps ensure continued access to liquidity for the duration of the downturn and enhances our operational and strategic flexibility.”
Fourth Quarter Results
Operating revenues were $17.7 million lower in the current quarter compared to the prior year quarter primarily due to lower utilization and lower average rates in the oil and gas line of service, dry-leasing contracts that ended and fewer search and rescue (“SAR”) subscribers.
Operating expenses were $7.3 million lower in the current quarter primarily due to a reduction in repairs and maintenance expenses resulting from the timing of repairs and the removal of helicopters from power-by-the-hour (“PBH”) maintenance programs and a reduction in personnel costs due to lower headcount, partially offset by the adverse impact of the prior-period accounting corrections noted above.
Administrative and general expenses were $1.7 million lower primarily due to reduced insurance expenses and the impact of cost-control measures in the current quarter and the absence of a bad debt reserve recorded in the prior year quarter.
Depreciation expense was $0.8 million lower primarily due to the impact of the prior-period accounting corrections noted above.
Income tax benefit was $1.2 million in the current quarter due to a taxable net loss compared to an income tax expense of $4.7 million in the prior year quarter primarily due to the write-off of a deferred tax asset upon the consolidation of Aeróleo.
Equity earnings, net of tax, were $1.3 million higher in the current quarter primarily due to improved performance from our Dart Holding Company Ltd. (“Dart”) joint venture.
Sequential Quarter Results
Net loss in the current quarter was $5.5 million compared to net loss of $0.6 million in the quarter ended September 30, 2016 (“preceding quarter”). EBITDA was $9.4 million in the current quarter compared to $15.3 million in the preceding quarter. Excluding the impact of the prior-period accounting adjustments noted above, EBITDA in the current quarter would have been $11.5 million.
Operating revenues in the current quarter were $8.7 million lower compared to the preceding quarter primarily due to the end of seasonal activities in Alaska and lower utilization in the oil and gas line of service, partially offset by higher revenues from dry-leasing activities.
Operating expenses were $2.6 million lower primarily due to decreased personnel, fuel and other expenses, partially offset by increased repairs and maintenance expenses and the impact of the prior-period accounting corrections noted above.
Administrative and general expenses were $0.2 million lower primarily due to a reduction in bad debt expense.
Depreciation expense was $1.2 million lower primarily due to the impact of the prior-period accounting corrections noted above and the sale of helicopters.
Income tax benefit was $1.2 million in the current quarter compared to an income tax expense of $0.1 million in the preceding quarter primarily due to lower taxable income.

Full Year Results
Operating revenues were $34.6 million lower in the current year primarily due to lower utilization and lower average rates in the oil and gas service line, dry-leasing contracts that ended during and subsequent to the prior year and the sale of the FBO in May 2015. These decreases were partially offset by the full-year impact of the consolidation of Aeróleo.
Operating expenses were $1.6 million lower in the current year primarily due to decreased repairs and maintenance expenses and decreased personnel and fuel expenses in the U.S., partially offset by the full year impact of consolidating Aeróleo.
Administrative and general expenses were $6.6 million lower in the current year primarily due to lower compensation expenses in the U.S., the effect of cost-control measures and bad debt reserves recorded in the prior year that were partially recovered in the current year. These decreases were partially offset by the full year impact of consolidating Aeróleo.
Depreciation expense was $2.0 million higher in the current year primarily due to the addition of new heavy helicopters in the fourth quarter of 2015, a base expansion project and new information technology infrastructure added in the prior year.
During the current year, the Company disposed of nine helicopters and two hangars for total proceeds of $28.0 million, resulting in net gains of $5.0 million, and disposed of spare parts and other equipment for total proceeds of $0.6 million, resulting in net losses of $0.2 million. During the prior year, the Company sold or otherwise disposed of 18 helicopters and related equipment for total consideration of of $36.5 million, including cash proceeds of $25.3 million, resulting in net gains of $6.0 million.
Interest expense was $3.8 million higher in the current year primarily due to reduced capitalized interest and the write-off of previously capitalized financing costs, partially offset by savings due to the cumulative repurchases of the 7.750% Senior Notes.
Foreign currency losses were $2.6 million in the prior year primarily due to the weakening of the euro resulting in losses on our euro-denominated cash balances and realized losses on settled forward currency contracts.
Income tax benefit was $3.4 million in the current year compared to income tax expense of $14.1 million in the prior year primarily due to a taxable net loss in the current year and the write-off of a deferred tax asset related to the consolidation of Aeróleo in the prior year.
Equity earnings were $1.1 million in the current year compared to equity losses of $1.9 million in the prior year. The increase in equity earnings is primarily due to improved earnings from the Company’s Dart joint venture.
Fleet Update
During the current quarter, the Company’s capital expenditures were $28.5 million, which consisted primarily of payments for new helicopter purchases, including progress payments for helicopters that will be delivered in future periods. We took delivery of two AW189 heavy helicopters during the current quarter, but they were not yet placed in service as of December 31, 2016. The Company records helicopter acquisitions in property and equipment and places helicopters in service once completion work has been finalized and the helicopters are ready for use. During the current quarter, we sold three medium helicopters and one light-twin helicopter for total cash proceeds of $22.2 million.
We continue to experience excess capacity in our heavy helicopter fleet. Excess helicopters include helicopters other than those under customer contracts, undergoing maintenance, dedicated for charter activity or models subject to operational suspension. We are focused on maximizing the utilization of our fleet and reducing the excess capacity through fleet management initiatives, participation in competitive bids and the pursuit of other opportunities. In addition, we may sell certain helicopters on an opportunistic basis consistent with our long-standing strategy.

Due to an accident in April 2016 involving an Airbus Helicopters H225 (also known as a EC225LP) model helicopter operated by another helicopter company, the vast majority of the offshore oil and gas fleet of H225 helicopters remains on operational suspension. We own nine H225 helicopters, including five that are currently located in the U.S., three that are currently located in Brazil and one currently located in Norway. As of December 31, 2016, the net book value of our H225 helicopters and related inventory of parts and equipment was $160.7 million. During this suspension of H225 operations, we expect to utilize other heavy and medium helicopters to service our operations. Although we do not expect the near-term impact of the suspension to be material to our financial condition or results of operations, it is too early to estimate the full extent or duration of the H225 suspension, the market receptivity of the H225 helicopter for future oil and gas operations, the potential impact on residual values of these helicopters and the impact a long-term suspension could have on our results of operations or financial condition.
Capital Commitments
Our unfunded capital commitments as of March 1, 2017 consisted primarily of orders for helicopters and totaled $115.6 million. Of these capital commitments, $16.1 million is payable during 2017 and the balance is payable through 2019. The non-cancellable portion of our helicopter commitments payable during 2017 is $12.0 million. We may terminate $102.1 million of our total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $2.5 million.
Included in these capital commitments are agreements to purchase five AW189 heavy helicopters, two S92 heavy helicopters and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered in 2017 through 2019. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional ten AW189 helicopters. If these options are exercised, the helicopters would be delivered in 2019 and 2020.
Liquidity
As of December 31, 2016, the Company had $27.0 million in cash balances, $3.8 million in escrow deposits and $120.2 million of remaining availability under its senior secured revolving credit facility (the “Facility”) for total liquidity of $150.9 million. As of December 31, 2016, the Company’s senior secured leverage ratio, as defined in the Facility, was 1.3x compared to the current covenant requirement of not more than 3.0x, and the Company’s interest coverage ratio was 3.1x compared to the current covenant requirement of not less than 1.75x.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on March 16, 2017 to review the results for the fourth quarter and full year ended December 31, 2016. The conference call can be accessed as follows:
All callers will need to reference the access code 8856830
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 523-1225
Outside the U.S.: Operator Assisted International Dial-In Number: (719) 325-2286
Replay
A telephone replay will be available through March 30, 2017 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers using the replay passcode 8856830. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through March 30, 2017. The accompanying investor presentation will be available on Thursday, March 16, 2017 on Era’s website at www.erahelicopters.com

About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India, Suriname and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era Group’s helicopters are used to perform emergency air medical, search and rescue, firefighting, utility, VIP transport and flightseeing services.  Era Group also provides a variety of operating lease solutions and technical fleet support to third party operators as well as offering unmanned aerial solutions.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described in “Item 9A. Controls and Procedures” of its Annual Report on Form 10-K for the year ended December 31, 2016; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2016, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Andrew Puhala at (713) 369-4646 or visit Era Group’s website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)
Operating revenues	$56,289	$73,943	$247,228	$281,837
Costs and expenses:
Operating	37,789	45,085	169,863	171,481
Administrative and general	9,335	11,052	36,206	42,812
Depreciation and amortization	11,339	12,151	49,315	47,337
Total costs and expenses	58,463	68,288	255,384	261,630
Gains on asset dispositions, net	753	994	4,787	5,953
Goodwill impairment	—	(1,866)	—	(1,866)
Operating income (loss)	(1,421)	4,783	(3,369)	24,294
Other income (expense):
Interest income	(429)	391	741	1,191
Interest expense	(4,444)	(3,979)	(17,325)	(13,526)
Derivative gains (losses), net	—	(4)	—	(18)
Foreign currency gains (losses), net	(570)	(319)	7	(2,590)
Gain on debt extinguishment	—	1,369	518	1,617
Gain on sale of FBO	—	—	—	12,946
Other, net	6	54	69	45
Total other income (expense)	(5,437)	(2,488)	(15,990)	(335)
Income (loss) before income tax expense and equity earnings	(6,858)	2,295	(19,359)	23,959
Income tax expense (benefit), net	(1,180)	4,691	(3,357)	14,117
Income (loss) before equity earnings	(5,678)	(2,396)	(16,002)	9,842
Equity earnings (losses), net of tax	30	(1,224)	1,092	(1,943)
Net income (loss)	(5,648)	(3,620)	(14,910)	7,899
Net loss attributable to non-controlling interest in subsidiary	110	173	6,932	806
Net income (loss) attributable to Era Group Inc.	$(5,538)	$(3,447)	$(7,978)	$8,705

Basic earnings (loss) per common share	$(0.27)	$(0.17)	$(0.39)	$0.42
Diluted earnings (loss) per common share	$(0.27)	$(0.17)	$(0.39)	$0.42

Weighted average common shares outstanding, basic	20,433,155	20,183,027	20,350,066	20,228,370
Weighted average common shares outstanding, diluted	20,433,155	20,183,027	20,350,066	20,270,756

EBITDA	$9,384	$16,810	$47,632	$81,688
Adjusted EBITDA	$9,384	$17,307	$47,114	$68,991
Adjusted EBITDA excluding Gains	$8,631	$16,313	$42,327	$63,038

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Operating revenues	$56,289	$65,006	$63,351	$62,582	$73,943
Costs and expenses:
Operating	37,789	40,371	47,396	44,307	45,085
Administrative and general	9,335	9,504	8,140	9,227	11,052
Depreciation and amortization	11,339	12,519	12,691	12,766	12,151
Total costs and expenses	58,463	62,394	68,227	66,300	68,288
Gains (losses) on asset dispositions, net	753	(246)	1,367	2,913	994
Goodwill impairment	—	—	—	—	(1,866)
Operating income (loss)	(1,421)	2,366	(3,509)	(805)	4,783
Other income (expense):
Interest income	(429)	466	403	301	391
Interest expense	(4,444)	(4,003)	(4,130)	(4,748)	(3,979)
Derivative gains (losses), net	—	—	—	—	(4)
Foreign currency gains (losses), net	(570)	(33)	329	281	(319)
Gains (losses) on debt extinguishment	—	—	518	—	1,369
Other, net	6	34	46	(17)	54
Total other income (expense)	(5,437)	(3,536)	(2,834)	(4,183)	(2,488)
Income (loss) before income tax expense and equity earnings	(6,858)	(1,170)	(6,343)	(4,988)	2,295
Income tax expense (benefit)	(1,180)	69	(1,232)	(1,014)	4,691
Income (loss) before equity earnings	(5,678)	(1,239)	(5,111)	(3,974)	(2,396)
Equity earnings (losses), net of tax	30	437	601	24	(1,224)
Net income (loss)	(5,648)	(802)	(4,510)	(3,950)	(3,620)
Net loss attributable to non-controlling interest in subsidiary	110	242	6,448	132	173
Net income (loss) attributable to Era Group Inc.	$(5,538)	$(560)	$1,938	$(3,818)	$(3,447)

Basic earnings (loss) per common share	$(0.27)	$(0.03)	$0.09	$(0.19)	$(0.17)
Diluted earnings (loss) per common share	$(0.27)	$(0.03)	$0.09	$(0.19)	$(0.17)

Weighted average common shares outstanding, basic	20,433,155	20,384,348	20,361,533	20,219,937	20,183,027
Weighted average common shares outstanding, diluted	20,433,155	20,384,348	20,364,382	20,219,937	20,183,027

EBITDA	$9,384	$15,323	$10,676	$12,249	$16,810
Adjusted EBITDA	$9,384	$15,323	$10,158	$12,249	$17,307
Adjusted EBITDA excluding Gains	$8,631	$15,569	$8,791	$9,336	$16,313

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Oil and gas:(1)
U.S. Gulf of Mexico	$31,645	$33,638	$33,312	$36,812	$40,368
Alaska	64	2,323	1,273	932	3,309
International	14,881	17,306	16,848	14,054	18,865
Total oil and gas	46,590	53,267	51,433	51,798	62,542
Dry-leasing	3,719	2,664	2,827	3,995	4,643
Search and rescue	3,939	3,877	4,590	4,891	4,955
Air medical services	2,041	1,977	2,007	1,898	1,803
Flightseeing	—	3,221	2,494	—	—
	$56,289	$65,006	$63,351	$62,582	$73,943

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Oil and gas:(1)
U.S. Gulf of Mexico	6,294	7,266	7,153	7,290	8,255
Alaska	—	362	154	77	380
International	2,477	3,005	2,535	2,332	3,055
Total oil and gas	8,771	10,633	9,842	9,699	11,690
Search and rescue	171	177	199	201	275
Air medical services	714	907	832	618	748
Flightseeing	—	970	679	—	—
	9,656	12,687	11,552	10,518	12,713
____________________

(1)	Primarily oil and gas activities, but also includes revenues from utility services such as firefighting.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
ASSETS		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$26,950	$32,144	$39,160	$30,803	$14,370
Receivables:
Trade, net of allowance for doubtful accounts	32,470	34,300	36,830	36,980	48,639
Tax receivables	3,461	—	6,011	6,068	6,085
Other	2,716	6,490	3,641	3,707	3,305
Inventories, net	25,417	26,615	27,764	27,744	27,994
Prepaid expenses	1,579	1,799	2,563	3,274	1,963
Other current assets	3,777	190	191	191	191
Total current assets	96,370	101,538	116,160	108,767	102,547
Property and equipment	1,154,028	1,175,131	1,172,242	1,171,271	1,175,909
Accumulated depreciation	(332,219)	(347,113)	(336,722)	(325,363)	(316,693)
Net property and equipment	821,809	828,018	835,520	845,908	859,216
Equity investments and advances	29,266	29,595	29,299	28,795	28,898
Intangible assets	1,137	1,141	1,148	1,153	1,158
Other assets	6,591	11,177	12,719	12,850	12,532
Total assets	$955,173	$971,469	$994,846	$997,473	$1,004,351

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,876	$9,132	$15,473	$10,119	$12,000
Accrued wages and benefits	8,507	9,077	9,565	6,244	9,012
Accrued interest	529	3,363	612	3,491	562
Accrued income taxes	666	550	—	—	—
Current portion of long-term debt	2,139	2,311	2,515	1,905	3,386
Accrued other taxes	1,447	1,543	1,280	2,851	2,412
Accrued contingencies	1,237	1,539	1,569	2,291	2,358
Other current liabilities	2,222	2,470	2,184	1,775	2,300
Total current liabilities	25,623	29,985	33,198	28,676	32,030
Long-term debt	230,139	232,655	252,940	263,590	264,479
Deferred income taxes	225,472	227,417	227,933	229,083	229,848
Deferred gains and other liabilities	1,301	4,280	4,418	2,855	1,887
Total liabilities	482,535	494,337	518,489	524,204	528,244

Redeemable noncontrolling interest	4,221	4,331	4,573	4,672	4,804
Equity:
Era Group Inc. stockholders’ equity:
Common stock	211	211	211	211	207
Additional paid-in capital	438,489	437,291	435,714	434,460	433,175
Retained earnings	32,524	38,062	38,622	36,684	40,502
Treasury shares, at cost	(2,899)	(2,855)	(2,855)	(2,850)	(2,673)
Accumulated other comprehensive income (loss), net of tax	92	92	92	92	92
Total equity	468,417	472,801	471,784	468,597	471,303
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$955,173	$971,469	$994,846	$997,473	$1,004,351

The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain non-recurring items that occur during the reported period, as noted below. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA further adjusted to exclude gains on dispositions (in thousands).

	Three Months Ended					Year Ended
	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Dec 31, 2016	Dec 31, 2015
Net Income	$(5,648)	$(802)	$(4,510)	$(3,950)	$(3,620)	$(14,910)	$7,899
Depreciation and amortization	11,339	12,519	12,691	12,766	12,151	49,315	47,337
Interest income	429	(466)	(403)	(301)	(391)	(741)	(1,191)
Interest expense	4,444	4,003	4,130	4,748	3,979	17,325	13,526
Income tax expense (benefit)	(1,180)	69	(1,232)	(1,014)	4,691	(3,357)	14,117
EBITDA	$9,384	$15,323	$10,676	$12,249	$16,810	$47,632	$81,688
Special items (1)	—	—	(518)	—	497	(518)	(12,697)
Adjusted EBITDA	$9,384	$15,323	$10,158	$12,249	$17,307	$47,114	$68,991
Gains on asset dispositions, net (“Gains”)	(753)	246	(1,367)	(2,913)	(994)	(4,787)	(5,953)
Adjusted EBITDA excluding Gains	$8,631	$15,569	$8,791	$9,336	$16,313	$42,327	$63,038
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(1)	Special items include the following:

•	In the three months ended June 30, 2016, a gain of $0.5 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes;

•
In the three months ended December 31, 2015, a pre-tax gain of $1.4 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes and a pre-tax charge of $1.9 million on the impairment of our goodwill; and

•
In the year ended December 31, 2015, a pre-tax gain of $12.9 million for the sale of the FBO, a pre-tax charge of $1.9 million on the impairment of goodwill and gains of $1.6 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes.

The Facility requires that the Company maintain certain financial ratios on a trailing four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of total secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated under the Facility differently than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Heavy:
H225	9	9	9	9	9
S92	2	2	2	2	2
AW189	2	2	2	2	2
	13	13	13	13	13

Medium:
AW139	36	38	38	38	38
S76 C+/C++	6	6	6	6	6
S76 A++	—	—	—	—	2
B212	7	7	7	8	8
B412	—	1	1	1	1
	49	52	52	53	55

Light—twin engine:
A109	7	7	7	7	7
EC135	16	17	17	17	17
EC145	5	5	5	5	5
BK117	2	3	3	3	3
BO105	3	3	3	3	3
	33	35	35	35	35

Light—single engine:
A119	14	14	14	14	14
AS350	27	27	28	29	29
	41	41	42	43	43
Total Helicopters	136	141	142	144	146
____________________

(1)
Includes all owned, joint ventured, leased-in and managed helicopters but excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates. For example, the table does not include two AW189 heavy helicopters delivered during 2016 but not yet placed in service as of December 31, 2016.